Exhibit 16

September 19, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01(a) of Form 8-K of Harrow, Inc. dated September 17, 2025 and are in agreement with those statements.

Crowe LLP

Indianapolis, Indiana

cc:	Ms. Lauren Silvernail
Audit Committee Chairman
Harrow, Inc.